Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Stockholders of TFS Financial Corporation (the “Company”) was held on Thursday, February 20, 2014 in Cleveland, Ohio. For more information on the following proposals, see the Company's proxy statement dated January 6, 2014, the relevant portions of which are incorporated herein by reference.

The official ballot from the meeting, submitted to the Secretary by the Inspectors of Elections, disclosed the following tabulation of votes:

The stockholders elected the four nominees for director, each to hold office for a three-year term and until his successor has been duly elected and appointed as follows:

Directors	For	Withheld	Abstain	Broker Non-Votes
Robert B. Heisler, Jr.	286,092,346	1,293,267	525,726	13,065,395
William C. Mulligan	280,677,266	6,792,362	441,711	13,065,395
Terrence R. Ozan	286,353,617	1,036,930	520,792	13,065,395
Paul W. Stefanik	286,080,271	1,158,968	672,100	13,065,395

The stockholders conducted an advisory vote on the compensation of our named executive officers, and voted as follows:

For	Against	Abstain	Broker Non-Votes
255,934,403	31,617,223	359,713	13,065,395

The stockholders ratified the selection of Deloitte & Touche LLP as the Company's independent accountant for the Company's fiscal year ending September 30, 2014, and voted as follows:

For	Against	Abstain	Broker Non-Votes
300,291,857	327,166	357,711	0

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)

February 21, 2014	By:	/s/ Paul J. Huml
Paul J. Huml
Chief Operating Officer